Filed pursuant to Rule 424(b)(3)
File No. 333-2262265

EATON VANCE ENHANCED EQUITY INCOME FUND
Supplement to Prospectus dated January 20, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended September 30,
	2022	2021	2020	2019	2018
Net asset value – Beginning of year	$ 18.180	$ 15.680	$ 15.060	$ 15.880	$ 14.470
Income (Loss) From Operations
Net investment income(1)	$ 0.072	$ 0.074	$ 0.127	$ 0.102	$ 0.091
Net realized and unrealized gain (loss)	(2.585)	3.543	1.571	0.145	2.356
Total income (loss) from operations	$ (2.513)	$ 3.617	$ 1.698	$ 0.247	$ 2.447
Less Distributions
From net investment income	$ (0.070)	$ (0.075)	$ (0.129)	$ (0.100)	$ (0.089)
From net realized gain	(1.244)	(1.008)	—	(0.967)	(0.848)
Tax return of capital	—	(0.034)	(0.949)	—	(0.100)
Total distributions	$ (1.314)	$ (1.117)	$ (1.078)	$ (1.067)	$ (1.037)
Premium from common shares sold through shelf offering(1)	$ 0.007	$ 0.000(2)	$ 0.000(2)	$ 0.000(2)	$ —
Net asset value – End of year	$ 14.360	$ 18.180	$ 15.680	$ 15.060	$ 15.880
Market value – End of year	$ 14.100	$ 17.900	$ 14.640	$ 15.140	$ 16.010
Total Investment Return on Net Asset Value(3)	(14.72)%	23.70%	12.08%	2.11%	17.69%
Total Investment Return on Market Value(3)	(14.95)%	30.45%	4.09%	1.81%	22.46%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 576,104	$ 715,498	$ 616,526	$ 591,013	$ 622,888
Ratios (as a percentage of average daily net assets):
Expenses	1.10%(4)	1.10%	1.11%	1.11%	1.11%
Net investment income	0.41%	0.42%	0.84%	0.69%	0.60%
Portfolio Turnover	50%	35%	41%	55%	46%

(See related footnotes.)

	Year Ended September 30,
	2017	2016	2015	2014	2013
Net asset value – Beginning of year	$ 13.570	$ 13.400	$ 14.600	$ 13.380	$ 12.650
Income (Loss) From Operations
Net investment income(1)	$ 0.113	$ 0.136	$ 0.233	$ 0.082	$ 0.119
Net realized and unrealized gain (loss)	1.824	1.071	(0.396)	2.174	1.623
Total income (loss) from operations	$ 1.937	$ 1.207	$ (0.163)	$ 2.256	$ 1.742
Less Distributions
From net investment income	$ (0.103)	$ (0.111)	$ (0.235)	$ (0.514)	$ (0.274)
From net realized gain	(0.123)	—	(0.624)	(0.276)	(0.763)
Tax return of capital	(0.811)	(0.926)	(0.178)	(0.247)	—
Total distributions	$ (1.037)	$ (1.037)	$ (1.037)	$ (1.037)	$ (1.037)
Anti-dilutive effect of share repurchase program(1)	$ —	$ —	$ —	$ 0.001	$ 0.025
Net asset value – End of year	$ 14.470	$ 13.570	$ 13.400	$ 14.600	$ 13.380
Market value – End of year	$ 14.020	$ 12.650	$ 11.890	$ 13.720	$ 12.060
Total Investment Return on Net Asset Value(3)	15.36%	9.74%	(0.86)%	17.98%	15.66%
Total Investment Return on Market Value(3)	19.89%	15.29%	(6.39)%	23.00%	19.02%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 566,770	$ 531,745	$ 525,002	$ 571,861	$ 524,593
Ratios (as a percentage of average daily net assets):
Expenses(5)	1.11%	1.12%	1.11%	1.11%	1.14%
Net investment income	0.81%	1.00%	1.59%	0.57%	0.92%
Portfolio Turnover	76%	82%	72%	68%	143%
(1)	Computed using average shares outstanding.
(2)	Amount is less than $0.0005.
(3)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(4)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the year ended September 30, 2022).
(5)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

January 27, 2023